EXHIBIT 99.1

Effective date: 10 October 2017

Project: Iron Ore Mining Facilities

Owner: Undisclosed - NDA

Purchase Order to Bravatek Solutions, Inc.: BVTK-PO-001-1017A

Purchase Order not to exceed $21,500,000

Dr. Thomas A. Cellucci:

This Purchase ORDER (“PURCHASE ORDER”) is issued by DarkPulse technology Holdings, Inc. (“DPT”) for Services provided by Bravatek Solutions, Inc. (“BVTK”) under the Marketing Alliance Program (“MAP”) Agreement whereby both BVTK and DPT (“Parties”) having mutually agreed to enter into a strategic alliance dated 6 September 2017. BVTK will receive 20% commission for the project, estimated to be $21.4M on a total project value of $107M.

Project

DPT will provide the installation of their patented BOTDA system into Owner’s facilities to monitor the structural health of Owner’s Critical Infrastructure/Key Resources (“CI/KR”). The first deployments will include: Oil&Gas pipeline, foundation and structure of pumping station, hydro power facility including dam structure, pressurized water pipe of pumping station and return line, and pressurized water pipe of a pumping station of circulating water supply (underground portion).

Invoicing

BVTK will invoice monthly for payment on completed projects. BVTK will submit the invoice with DPT within the first week of each month for milestones completed the previous month. DPT shall review with BVTK and approve each invoiced amount.

Completion

For purposes of this section “completed site” means those sites for which DarkPulse has installed its BOTDA sensor technology and upon DarkPulse’s completion of a final system analysis with Owner’s engineers, whereby Owner has signed a work order completion document.

Payment

For those completed projects, DPT will pay undisputed amounts within NET 30 days after each client payment on delivered products received at DARKPULSE’s bank account.

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Conditions

Subject to successful demonstration/installation of DPT’s BOTDA system(s) at Owners facility.

Term

The term of this Agreement is twelve (12) months from the date hereof, and will be automatically renewed for one (1) additional twelve month period unless either party shall notify the other in writing of its intention not to renew. Such notice must be given ninety (90) days prior to expiration of the original term. This Agreement may also be terminated by either party upon ninety (90) days written notice. Any unpaid invoices for work obtained or work to be completed in the Project by DPT through the MAP shall be paid to BVTK immediately by termination by DPT.

Assignment

This Agreement shall not be assignable by either party without the prior written consent of the other party.

This Purchase Order shall not be considered accepted, approved or otherwise effective until signed by the appropriate parties.

Bravatek Technologies, Inc.		DarkPulse Technology Holdings, Inc.

By:	/s/ Thomas A. Cellucci	By:	/s/ Dennis O’Leary
Name:	Thomas A. Cellucci	Name:	Dennis O’Leary
Title:	Chairman & CEO	Title:	CEO

Date:	October 11, 2017	Date:	October 11, 2017

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